March 5, 2019
Diamond Hill Funds
325 John H. McConnell Blvd., Suite 200
Columbus, OH 43215

Ladies and Gentlemen:
We have been requested by Diamond Hill Funds, an Ohio business trust (the “Trust”) established under an Agreement and Declaration of Trust dated January 14, 1997, as amended and restated from time to time (the “Declaration”), for our opinion with respect to certain matters relating to the Diamond Hill Research Opportunities Fund (the “Acquiring Fund”), a series of the Trust. We understand that the Trust will file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended, in connection with the proposed acquisition by the Acquiring Fund of all or substantially all of the assets of the Diamond Hill Financial Long-Short Fund (the “Acquired Fund”), another series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which is included in the Registration Statement on Form N-14.
We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement on Form N-14. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
We have examined a copy of the Declaration, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan, the Declaration and the Trust’s By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Ohio law and United States federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust’s Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Thompson Hine LLP

MVW/AJD